Consent of Independent Registered Public Accounting Firm

We hereby consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Concorde Funds, Inc. and to the use of our report dated November 27, 2024 on the financial statements and financial highlights of the Concorde Wealth Management fund, a series of Concorde Funds, Inc. as of and for the year ended September 30, 2024. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

We also consent to the reference to us under the caption “Independent Registered Public Accounting Firm” in the Prospectus.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
January 24, 2025

Weaver and Tidwell, L.L.P. 2821 West 7th Street, Suite 700 | Fort Worth, Texas 76107 Main: 817.332.7905 CPAs AND ADVISORS | WEAVER.COM